EXHIBIT 99.1

DRAFT FOR REVIEW

Contact: Beacon Power Corporation
978-694-9121

James Spiezio
spiezio@beaconpower.com

Gene Hunt
hunt@beaconpower.com

BEACON POWER ANNOUNCES SECOND QUARTER 2007 RESULTS

WILMINGTON, Mass. — August 7, 2007 — Beacon Power Corporation (NASDAQ: BCON), a company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, announced its financial results for the second quarter ended June 30, 2007.

For the second quarter of 2007, Beacon Power reported revenue of $449,000 and a net loss of $3,066,000, or ($0.04) per share, compared to revenue of $209,000 and a net loss of $3,273,000, or ($0.06) per share, in the second quarter of 2006.  For the six months ended June 30, 2007, the Company reported revenue of $842,000 and a net loss of $6,156,000, or ($0.09) per share, compared to revenue of $498,000 and a net loss of $6,094,000, or ($0.10) per share, for the same period ended June 30, 2006.

During the second quarter of 2007, Beacon Power incurred costs of $1,824,000 in research and development expense, compared to $1,087,000 in the second quarter of 2006.  Research and development expenses were higher primarily due to increased expenses for development materials, increased headcount-related expenses resulting from hiring engineering personnel, and other expenses to support our flywheel development efforts as well as the design of our initial frequency regulation plant. Selling, general and administrative expense was $1,549,000 during the second quarter of 2007, compared to $1,628,000 in the second quarter of 2006, a decrease of $79,000, or approximately 5%.  This decrease is due primarily to lower stock compensation expense, as well as a reduction in subcontracts and consulting costs, offset by a slight increase in legal and professional fees.

At June 30, 2007, the Company had $9.4 million in cash and cash equivalents, with working capital of $7.4 million.

Beacon Power Corporation • 234 Ballardvale St. Wilmington, MA 01887 • Phone: 978.694.9121
Fax: 978.694.9127
www.beaconpower.com

 “We continue to make steady progress toward our technological milestones, including development of the Smart Energy 25 and the Smart Energy Matrix frequency regulation plant,” said Bill Capp, Beacon president and CEO. “Having gained approvals for our flywheel technology in three of the five open-market grid operating regions, we have several options available to us as to where we will build our first plant. We expect to make that announcement in September.”

About Beacon Power

Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, now in development following approval for use in three of the country’s five open-bid regulation markets, is being designed to be a non-polluting, megawatt-level, utility-grade flywheel-based solution that would provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; conditions in target markets; no experience manufacturing any product or supplying frequency regulation services on a commercial basis; limited commercial contracts for sales to date; our ability to obtain site interconnection or other construction approvals in a timely manner; the dependence of sales on the achievement of product development and commercialization milestones, including design modifications that have been implemented following a malfunction that occurred at the end of 2006 while testing a prototype flywheel; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which Beacon hopes to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; the complexity and other challenges of arranging project finance and resources for one or more frequency regulation power plants; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of the Company’s stock price, as well as volatility of the stock price of other companies in the energy sector. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.

BEACON POWER CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Revenue	$449,328	$209,439	$842,034	$498,034
Cost of goods sold	419,544	206,418	811,790	451,343
Gross profit	29,784	3,021	30,244	46,691

Operating expenses:
Selling, general and administrative	1,549,033	1,627,718	2,963,393	3,557,250
Research and development	1,823,812	1,086,553	3,483,370	2,147,998
Loss on sales and contract commitments	—	687,786	—	687,786
Depreciation and amortization	30,673	27,189	56,641	48,418
Casualty loss (recovery)	(168,003)	—	(60,060)	—
Total operating expenses	3,235,515	3,429,246	6,443,344	6,441,452

Loss from operations	(3,205,731)	(3,426,225)	(6,413,100)	(6,394,761)

Other income, net	139,605	153,624	257,356	300,510
Loss to common shareholders	$(3,066,126)	$(3,272,601)	$(6,155,744)	$(6,094,251)

Loss per share, basic and diluted	$(0.04)	$(0.06)	$(0.09)	$(0.10)
Weighted-average common shares outstanding	71,360,328	58,950,147	68,412,886	58,825,782

BEACON POWER CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2007 (unaudited)	2006 (audited)
Assets
Current assets:
Cash and cash equivalents	$9,394,947	$5,251,337
Accounts receivable, trade	84,600	506,402
Unbilled costs on government contracts	383,854	133,240
Prepaid expenses and other current assets	747,609	777,276
Total current assets	10,611,010	6,668,255
Property and equipment, net	850,372	415,406
Restricted cash	174,346	174,346
Total assets	$11,635,728	$7,258,007

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$689,403	$453,077
Accrued compensation and benefits	631,012	456,075
Other accrued expenses	1,196,940	834,832
Advance billings on contracts	177,293	445,719
Accrued contract loss	369,040	821,032
Restructuring reserve	128,704	347,408
Total current liabilities	3,192,392	3,358,143

Stockholders’ equity:
Common stock	713,662	595,247
Additional paid-in-capital	165,007,196	154,426,395
Deficit accumulated during the development stage	(156,564,683)	(150,408,939)
Less: treasury stock, at cost	(712,839)	(712,839)
Total stockholders’ equity	8,443,336	3,899,864

Total liabilities and stockholders’ equity	$11,635,728	$7,258,007

SOURCE:
Beacon Power Corporation